Exhibit 10.4(b)
EXECUTION VERSION

AMENDMENT TO
TIGERCAT PHARMA, INC.

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2011 STOCK INCENTIVE PLAN
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The Tigercat Pharma, Inc. 2011 Stock Incentive Plan, as amended, is hereby amended as follows, effective February 13, 2017:

1.	The first sentence of Section 4.1 is hereby deleted in its entirety and replaced with the following:
“The aggregate number of shares of Common Stock that may be issued or used for reference purposes under the Plan or with respect to which Awards may be granted under the Plan shall not exceed 6,663,905 shares (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both.”

2.	The following shall apply to all existing and future Awards:

a.
Notwithstanding anything to the contrary in the Plan or an Award agreement, each Award that, at the time of an Acquisition Event, is scheduled to vest and, if applicable, become exercisable, on or after the twelve (12) month anniversary of such Acquisition Event (ignoring, for this purpose, any accelerated vesting provisions) shall instead vest and, if applicable, become exercisable on the date of such twelve (12) month anniversary, subject to the absence of a Termination with respect to the holder of such Award as of the date of such twelve (12) month anniversary.

b.
Notwithstanding anything to the contrary in the Plan or an Award agreement, each Award shall vest and, if applicable, become exercisable, with respect to one hundred (100%) of the unvested shares of Common Stock covered thereby, and the post-termination exercise period for such Award shall be twelve (12) months from the date of Termination (or, if earlier, the expiration of the stated term thereof) if, in connection with or during the twelve (12) month period following an Acquisition Event, the Participant holding such Award incurs a Termination of service as the result of (a) an involuntary termination by the Company without Cause or (b) a voluntary termination of service by the Participant for Good Reason, in each case provided that the Participant executes a general release of claims in favor of the Company. For this purpose, “Good Reason” means, with respect to a Termination of a Participant’s service by the Participant, that such Termination is for “Good Reason” as such term (or word of like import) is expressly defined in a then-effective written agreement between such Participant and the Company or an Affiliate, or in the absence of such then-effective written agreement and definition, means the occurrence of any of the following events or conditions unless consented to by such Participant (and such Participant shall be deemed to have consented to any such event or condition unless such Participant provides written notice of such Participant’s non-acquiescence within thirty (30) days of the effective time of such event or condition): (i) a change in such Participant’s responsibilities or duties which represents a material and substantial diminution in such Participant’s responsibilities; (ii) a material reduction in such Participant’s base salary; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to such Participant’s by the same percentage amount shall not constitute such a salary reduction; or (iii) requiring such Participant to be based at any place outside a fifty (50) mile radius from such Participant’s job location or residence except for reasonably required travel on business.

3.	Except as modified by this Amendment, all of the terms and conditions of the Plan shall remain valid and in full force and effect.